Exhibit 99.1
SUPERIOR ENERGY SERVICES, INC.
COMPENSATION COMMITTEE CHARTER
Organization; Member Qualification
     The compensation committee will be appointed by the board of directors and will be composed of at least three directors. The members of the committee will be appointed by the board of directors and may be removed by the board of directors at its discretion. The committee’s chairperson will be designated by the board of directors. All committee members will at all times be independent under the standards required from time to time by the New York Stock Exchange.
Authority and Responsibility
     The primary responsibility of the compensation committee will be to discharge the board of directors’ responsibilities relating to the compensation of the Company’s senior executive officers and to oversee the Company’s employee benefits programs.
     In carrying out its duties, the committee will have the authority and responsibility to:
(i)	Evaluate and approve overall compensation strategy of the Company.

(ii)	From time to time, review and approve the Company’s compensation strategy for its executive officers to ensure that they are rewarded appropriately for their contributions to the Company’s growth and profitability and that such strategy supports the Company’s objectives and its stockholders’ interests.

(iii)	Annually review and approve corporate goals and objectives relevant to the compensation of the Company’s chief executive officer, and evaluate the performance of the chief executive officer with respect to such goals and objectives.

(iv)	Annually set the level of compensation for the Company’s chief executive officer based on the committee’s evaluation of his performance.

(v)	Annually evaluate with the chief executive officer the performance of the Company’s other executive officers and, based on such evaluation, review and approve the compensation of the other executive officers.

(vi)	Review the Company’s incentive compensation and other stock-based plans and recommend changes in such plans to the board of directors as needed. The committee shall have and shall exercise all the authority of the board of directors with respect to the administration of such plans, including annual bonus plan provisions and measurements.

(vii)	Prepare a report on executive compensation for inclusion in the Company’s annual proxy statement.

Advisors
     The committee will have the authority, to the extent it deems necessary or appropriate, to retain any compensation consultant, outside counsel, experts and other advisors as the committee may deem appropriate in its sole discretion. The committee will have sole authority to approve related fees and expenses.
Meetings
     The committee will meet as often as may be deemed necessary or appropriate in its judgment, either personally or telephonically. The majority of members of the compensation committee shall constitute a quorum. The committee will maintain written minutes of all of its meetings and provide a copy of all such minutes to any member of the board of directors.
Reporting; Review
     The committee will report its actions and recommendations to the board of directors after each committee meeting and will conduct and present to the board of directors an annual performance evaluation of the committee. The committee will review at least annually the adequacy of this charter and recommend any proposed changes to the board of directors for approval.

2